Exhibit 99.1

News Release

M.D.C. HOLDINGS INCREASES NUMBER OF DIRECTORS ON THE BOARD AND

APPOINTS LESLIE B. FOX TO THE BOARD OF DIRECTORS

DENVER, COLORADO, Monday, June 25, 2018. M.D.C. Holdings, Inc. (NYSE: MDC) today announced that its Board of Directors, on the recommendation of the Corporate Governance/Nominating Committee, increased the number of directors on the Board from nine to ten and appointed Leslie B. Fox as a Class I Director to fill the vacancy on the Board, with a term expiring in 2019.

Ms. Fox has served in an executive capacity at multiple companies in the real estate industry. Most recently, she was the Chief Operating Officer of Invitation Homes, the largest owner/operator of single family housing rentals in the United States. Under Ms. Fox’s leadership at Invitation Homes, the portfolio grew to 50,000 homes under management. Before that, Ms. Fox served as the Chief Operating Officer of American Residential Communities, the largest manufactured housing community operator and owner in the United States, and as the Executive Vice President of the affordable housing division at Equity Residential. Ms. Fox also has served as an independent consultant in the real estate sector, with clients including Mercy Housing and the Denver Housing Authority. Currently, Ms. Fox is serving on the Endowment Board for Craig Hospital in Denver, Colorado.

Ms. Fox holds a J.D. and M.B.A from the University of Denver and a B.S. in Business from the University of Colorado, graduating Beta Gamma Sigma. Throughout her career she has served on key industry councils, including the National Multi-Family Housing Council and the Commercial Mortgage Securitization Council.

“We are fortunate to have an executive of Ms. Fox’s caliber and expertise joining the MDC board”, said Herbert T. Buchwald, the Company’s independent lead director. “As the Company looks forward to the continued growth of our top and bottom-line financial results, we are confident that Ms. Fox’s contribution as a leader in the real estate industry will prove to be of great value to the Company and our shareholders.”

About MDC

M.D.C. Holdings, Inc. was founded in 1972. MDC's homebuilding subsidiaries, which operate under the name Richmond American Homes, have built and financed the American Dream for more than 195,000 homebuyers since 1977. MDC's commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Diego, Orange County, San Francisco Bay Area, Sacramento, Washington D.C., Baltimore, Orlando, Jacksonville, South Florida, Seattle and Portland. The Company's subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol "MDC." For more information, visit www.mdcholdings.com.

Contact:	Kevin McCarty
Vice President and Corporate Controller
1-866-424-3395 / 720-977-3395
IR@mdch.com